September 25, 2024	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL REPORTS AUGUST 2024 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for August 2024, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Driven by strong advisor retention and recruiting results, combined with equity market appreciation, client assets under administration grew 19% year-over-year and 2% over the preceding month, to a record $1.54 trillion,” said Chair and CEO Paul Reilly. “Clients’ domestic cash sweep and Enhanced Savings Program (ESP) balances grew 1% over the preceding month, as cash sweep balances increased to $42.2 billion and ESP balances increased to $14.1 billion. The investment banking pipeline continues to be healthy, although the timing of closings remains uncertain.”

Operating Data

	As of			% change from
$ in billions	August 31, 2024	August 31, 2023	July 31, 2024	August 31, 2023	July 31, 2024
Client assets under administration	$1,535.3	$1,295.5	$1,504.6	19%	2%
Private Client Group assets under administration	$1,474.1	$1,240.5	$1,444.0	19%	2%
Private Client Group assets in fee-based accounts	$860.2	$706.4	$839.4	22%	2%
Financial assets under management	$240.9	$202.6	$234.9	19%	3%

Bank loans, net	$45.8	$43.3	$45.6	6%	—%

Clients' domestic cash sweep and Enhanced Savings Program balances	$56.3	$57.5	$56.0	(2)%	1%

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,800 financial advisors. Total client assets are $1.54 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.